Exhibit 15

October 26, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated October 24, 2011, July 25, 2011 and April 25, 2011 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month and nine-month periods ended September 30, 2011 and 2010, the three-month and six-month periods ended June 30, 2011 and 2010 and the three-month periods ended March 31, 2011 and 2010, respectively, and included in the Corporation’s quarterly report on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011 are incorporated by reference in its Registration Statement on Form S-8 dated October 26, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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